OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

The Toronto-Dominion Bank

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

The following is a transcript of the fourth-quarter 2006 earnings conference call held by The Toronto-Dominion Bank on December 8, 2006.

Q4 2006 EARNINGS CONFERENCE CALL
FRIDAY DECEMBER 8, 2006
DISCLAIMER

THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE TORONTO-DOMINION BANK’S (“TD”) CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES TD ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON TD’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE CONFERENCE CALL ITSELF AND TD BANKNORTH’S AND TD’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
FORWARD-LOOKING INFORMATION

From time to time, the Bank makes written and oral forward-looking statements, including in this presentation, in other filings with Canadian regulators or the U.S. Securities and Exchange Commission (SEC), and in other communications. All such statements are made pursuant to the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. Forward-looking statements include, among others, statements regarding the Bank’s objectives and targets for 2007 and beyond and strategies to achieve them, the outlook for the Bank’s business lines, and the Bank’s anticipated financial performance. The economic assumptions for 2007 for each of our business segments are set out in the 2006 Annual Report under the headings “Economic Outlook” and “Business Outlook and Focus for 2007”. Forward-looking statements are typically identified by words such as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “plan”, “may” and “could”. By their very nature, these statements require us to make assumptions and are subject to inherent risks and uncertainties, general and specific, which may cause actual results to differ materially from the expectations expressed in the forward-looking statements. Some of the factors that could cause such differences include: the credit, market, liquidity, interest rate, operational, reputational, insurance, strategic, foreign exchange, regulatory, legal and other risks discussed in the management discussion and analysis section in other regulatory filings made in Canada and with the SEC, including the Bank’s 2006 Annual Report; general business and economic conditions in Canada, the United States and other countries in which the Bank conducts business, as well as the effect of changes in monetary policy in those jurisdictions and changes in the foreign exchange rates for the currencies of those jurisdictions; the degree of competition in the markets in which the Bank operates, both from established competitors and new entrants; legislative and regulatory developments; the accuracy and completeness of information the Bank receives on customers and counterparties; the development and introduction of new products and services in markets; developing new distribution channels and realizing increased revenue from these channels, the Bank’s ability to execute its integration, growth and acquisition strategies, including those of its subsidiaries, particularly in the U.S.; changes in accounting policies and methods the Bank uses to report its financial condition, including uncertainties associated with critical accounting assumptions and estimates; the effect of applying future accounting changes; global capital market activity; the Bank’s ability to attract and retain key executives; reliance on third parties to provide components of the Bank’s business infrastructure; technological changes; change in tax laws; unexpected judicial or regulatory proceedings; continued negative impact of the United States litigation environment; unexpected changes in consumer spending and saving habits; the possible impact on the Bank’s businesses of international conflicts and terrorism; acts of God, such as earthquakes; the effects of disease or illness on local, national or international economies; the effects of disruptions to public infrastructure, such as transportation, communications, power or water supply; and management’s ability to anticipate and manage the risks associated with these factors and execute the Bank’s strategies. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. Unforeseen events affecting such borrowers, industries or countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The preceding list is not exhaustive of all possible factors. Other factors cou ld also adversely affect the Bank’s results. For more information see the discussion starting on page 56 of the 2006 Annual Report. All such factors should be considered carefully when making decisions with respect to the Bank, and undue reliance should not be placed on the Bank’s forward-looking statements. The Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf.

ADDITIONAL INFORMATION

In connection with the proposed merger, TD Banknorth will file a proxy statement with the Securities and Exchange Commission. Stockholders of TD Banknorth are urged to read the proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement as well as other filings containing information about TD Bank Financial Group and TD Banknorth, when available, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). In addition, copies of the proxy statement can be obtained, when available, without charge, by directing a request to TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations, (416) 308-9030, or to TD Banknorth Inc., Two Portland Square, P.O. Box 9540, Portland, ME 04112-9540, Attention: Investor Relations, (207) 761-8517.
     TD Bank Financial Group, TD Banknorth, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TD Bank Financial Group’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2006, which was filed with the Securities and Exchange Commission on December 11, 2006, and its notice of annual meeting and proxy circular for its most recent annual meeting, which was filed with the Securities and Exchange Commission on February 24, 2006. Information regarding TD Banknorth’s directors and executive officers is available in TD Banknorth’s proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 30, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement, the Schedule 13E-3 transaction statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.
CORPORATE PARTICIPANTS

Ed Clark	President & CEO, TD Bank Financial Group
Colleen Johnston	EVP & CFO, TD Bank Financial Group
Bob Dorrance	Chairman & CEO, TD Securities
Tim Hockey	Co-Chair, TD Canada Trust
Bernie Dorval	Co-Chair, TD Canada Trust
Bill Hatanaka	Chairman & CEO, TD Waterhouse
Bill Ryan	CEO, TD Banknorth
CONFERENCE CALL PARTICIPANTS

Michael Goldberg	Desjardins Securities — Analyst
Darko Mihelic	CIBC World Market— Analyst
Ian DeVerteuil	BMO Nesbitt Burns — Analyst
Mario Mendonca	Genuity Capital Markets — Analyst
Jim Bantis	Credit Suisse First Boston — Analyst
Brad Smith	Blackmont Capital — Analyst
PRESENTATION

Colleen Johnston — Toronto Dominion Bank — CFO
Slide 1 & 2
Good afternoon and welcome to the TD Bank financial group’s fourth quarter 2006 investor presentation. My name is Colleen Johnston and I’m the CFO of the bank. We will begin today’s presentation with a few remarks from Ed Clark the Bank’s CEO. After which, I will present the Bank’s full-year and fourth quarter operating performance. We will then entertain questions from those present as well as pre-qualified analysts and investors on the phones. Also present today to answer your questions are Bob Dorrance, Chairman and CEO of TD Securities; Tim Hockey and Bernie Dorval, Co-Chairs of TD Canada Trust; and Bill Hatanaka, Chairman and CEO of TD Waterhouse. In the audience today is our new Chief Risk Officer Mark Chauvin, who is also available to answer questions. I know that this presentation contains forward-looking statements and actual results could differ materially from what is discussed.
Certain material factors or assumptions were applied in making these statements. For additional information, we refer you to our press release and presentation material. These documents include a description of factors that could cause actual results to differ and could be found on our website at TD.com. Ed, over to you.

Ed Clark - Toronto Dominion Bank — CEO
Thanks. And thank you all for joining us this afternoon. Colleen’s going to give you the details on how we did in the fourth quarter. And for the year overall. What I’d like to do, though is just to step back a little and comment on where we’ve come from and how we view the future.
We had a great 2006, having come off a great 2005. Our mission as you know has been to consistently grow earnings without extending out the risk curve by following a simple focused strategy and constantly investing in the future. We believe the key to maximizing dividend growth is to consistently grow earnings. We set a long-term goal of growing earnings per share by 7 to 10%. Over the last couple of years, we’ve been able to grow earnings and dividends by more than that in the 10 to 13% range.
Now, I think you all know me, I’m very conservative in my approach, but assuming there aren’t any major changes to the economic outlook, we expect we will continue to exceed our 7 to 10% range next year consistent with what we’ve been delivering. We posted record earnings in 2006 in our Canadian personal and commercial bank and wealth management in Canada. Tim Hockey, Bernie Dorval, and Bill Hatanaka and their teams have just done an outstanding job. This is TD Canada Trust’s fourth year in a row of delivering growth over 15%. As for Canadian Wealth Management it has been growing on average about 30% a year for the last three years. We firmly believe in our model for Canadian retail operations. That’s why we’ve opened more TDCT branches than we ever have before in a single year. And we’ve added hundreds more customer facing employees.
We have a paradigm that says grow revenue faster than expenses. Even though expenses bulge in the fourth quarter, as we completed a number of major projects, that paradigm has not changed. Next year we do expect revenue growth to slow, but you can rest assured that expense growth will follow. And the investments we made in this business over the last few years should help us deliver double digit earnings growth in our Canadian retail operations in 2007.
Turning to the Wholesale bank, this really was a milestone year for the wholesale bank. We clearly have made incredible progress over the last three years. Compared with 2003, we moved from fifth to first in equity block trading. Fifth to third in equity underwriting, fifth to third in mergers and acquisitions amongst our Canadian peers, and third to second in fixed income underwriting. We also successfully completed our exit of a global structured businesses this year. Our earnings were held up this year by security gains. This is part of our strategy. And our portfolio is unrealized gains remain very strong. Next year we expect somewhat smaller gains and perhaps a flattening out of capital markets revenue growth. But we should be in the upper part of earnings range for this business and continue to earn excellent returns on equity.
Turning to the United States. This year our U.S. operations TD Banknorth and TD Ameritrade contributed $435 million to TD Bank’s bottom line on an adjusted basis. Looking forward TD Banknorth and TD Ameritrade have already given you ranges for their earnings growth in 2007. Our total earnings will rise because of increased investment.

We met a few weeks ago to announce that the TD Bank was invited by the independent directors of TD Banknorth to make an offer to take our ownership position of TD Banknorth up to 100%. We believe that’s the right move for TD Bank. We continue to see TD Banknorth as a long-term play. We believe it’s in TD’s best interest to have a sustainable large, profitable, growing bank in the United States. We believe TD Banknorth is well positioned to be that bank. Our job is absolutely clear. Prove out that we can get organic growth even in tough markets and build a superior operating model.
TD Ameritrade’s earnings should grow rapidly in the next two years as we realize the synergies of the Waterhouse acquisition. We are using this period to improve our ability to generate asset growth in the long-term investor space. This year we need to get the conversion done, establish a good fourth quarter run rate to go into 2008, and prove out our organic growth model. I’m confident that the TD Ameritrade team can do all that.
In closing, we had a great year. Domestically, the personal and commercial bank and wealth management again outgrew the peer average in both profit and revenue. As for the Wholesale bank, Bob Dorrance and I clearly now have the dealer we want. We’re very pleased with the wholesale strong showing this year and we’re going to use our position to gain market share and grow our trading franchise. TD Ameritrade delivered record earnings and clearly has enormous potential. With TD Banknorth we stayed the course in a tough market and are now focused on organic growth.
Looking forward, I’m feeling pretty optimistic. While we expect the economic environment to be tougher next year and to bring its share of challenges, we believe we are very well positioned for 2007. We also know how focused you always have to be to sustain superior performance. We have that focus and we have what it takes to execute on our strategies. With that, I’ll turn it over to Colleen.

Colleen Johnston — Toronto Dominion Bank — CFO
Slide 3
Thanks, Ed. To begin, we take a look back at 2006 as a whole. 2006 was an exceptional year. Total Bank adjusted net income 3.4 billion, up 18% from last year while adjusted EPS of 466 was up 13% well above our 7 to 10% goal. We increased our total dividend by 13% in 2006, in line with earnings growth. Versus 2005, we experienced double digit growth in adjusted net income in all operating segments.
Canadian retail was up 17%, generating record earnings of 2.4 billion on broad based revenue growth while making significant investments in future growth. Versus 2005, U.S. retail was up 64%. As the previous year was based on 7 months of earnings at TD Banknorth. Earnings from TD Ameritrade and TD Waterhouse USA were 180 million versus 108 last year, up 67%. Full-year earnings of 664 million in wholesale were above our expected range of 525 to 625 million, up 21%. Versus 2005, corporate was down 117 million, driven by higher, unallocated corporate expenses, securitization losses, a decline in non-core lending net income, and lower earnings on excess capital.
Slide 4
Turning to page 4, Q4 ‘06 highlights. We had a solid quarter. Total bank adjusted net income of 875 million up 14% from last year. Adjusted earnings per share of 120, up 13% from last year. We had another great performance from our Canadian retail businesses. 596 million for the quarter, up 13% year-over-year. Net income for our U.S. retail businesses TD Banknorth and TD Ameritrade was 116 million down slightly from last year. Our wholesale net income of 146 million was up 27% from a weak fourth quarter last year.
Our corporate segment made 17 million. Higher gains on securitization and interest on tax refunds were factors in the increase year-over-year and quarter-over-quarter. Our capital ratios remained strong. This is after our 4 million share buyback. With our tier 1 ratio at 12% and the tangible common equity ratio at 9.1%.

Slide 5
On page 5, we see reported net income of 762 million or $1.04 a share and adjusted net income of 875 million or $1.20 per share. We have three items of note this quarter. First, amortization of intangibles was 87 million this quarter or $0.12 per share. Second, accounting guideline 13, which amounted to a loss of 8 million or $0.01 per share in the quarter. And finally, Visa and overdraft protection. During the quarter we introduced a specific allowance for Visa credit card and overdraft loans. We had two quarters of loan losses this quarter. Specific provisions for credit card loans are now being recorded when account balances are 90 days in arrears. We didn’t set up specific provisions in the past. This treatment benefits us under Basel II. The change in methodology also added 47 million to our growth impaired loans this quarter. Taking this provision resulted in a one-time adjustment of 18 million or $0.03 per share.
Slide 7
Slide 7, to better compare TD with the disclosure of our peers we include a basic P&L for our Canadian retail business, which combines both Canadian P&C and Canadian wealth results. We are pleased with our 13% year-over-year result in this business.
Slide 8
Turning to page 8, we show the results for the Canadian personal and commercial bank, TD Canada Trust. Net income of 501 million was up13% from last year, but down 4% from Q3.
Slide 9
On page 9, we show revenues our revenues at TDCT. We achieved record revenues of 1.948 billion, up 13% from last year. The increase was broad based as all operating businesses posted higher revenues. Strong volume growth, higher margins and the addition of VFC led to an increase in net interest income. In terms of volume growth, real estate secured lending was up 10%, Visa was up an impressive 23%. And we saw good business and personal deposit growth with active checking balances up 6.5% versus last year. See revenues were up with core banking, business banking, and insurance generating higher fee revenue due to higher volume and the impact of fee initiatives.
Slide 10
On page 10, we show our net interest margin for the quarter at 307, up 11 basis points from last year, but down 1 basis point versus last quarter as expected. The increase from the prior year was attributable to higher margins on deposits and the inclusion of VFC. We expect our margin to trend down in 2007 to roughly the 3% level.
Slide 11
Turning to page 11, provision for credit losses increased 35 million from last year to 132 million. VFC accounted for 9 million of the increase, the same as last quarter. Our personal banking provisions increased 15 million, primarily due to higher write-offs and underlying credit card volume growth. Small business and commercial banking provisions were 13 million higher, mainly due to lower recoveries and reversals. In terms of quarterly run rate going forward, our PCL number of 132 million is a reasonable starting point. It will vary with loan growth and the level of recoveries and reversals in business banking.
Slide 12
Page 12, expenses of 1.068 billion were up 10% over last year. However our efficiency ratio improved 120 basis points to 54.8% with a 3% gap between revenue and expense growth, consistent with our strategy. You wouldn’t normally expect the CFO to say that 10% expense growth is good. However, it is good when you can take advantage of excellent top line growth to invest for the future. Over half of the expense growth is related to business initiative, volume growth, and the inclusion of VFC. The question is, what happens to expense growth if revenue growth rates slow down? In fact, we do expect slower revenue growth rates in 2007. And you’ll see lower expense growth as Ed noted earlier.
Slide 13
Page 13, we highlight some of our investments in the Canadian personal, and commercial bank. Two of our key goals for 2006 were to invest in core businesses. One, to improve efficiency and effectiveness and two, to enhance the customer experience. I would say that we overachieved in 2006. Our entire ABM network has been replaced and modernized. Our customers love the new functionality and their transactions are more secure. In 2006, we opened 31 new branches, the most in the industry with 24 opened in the fourth quarter. As a reminder in 2005, TDCT opened 21 new branches equal to the combined branch openings of the big four Canadian Banks. We intend to keep investing in new branches each and every year.
In September 2006 we completed the replacement of our Visa platforms and outsourced credit card administration to an industry-leader in credit card technology solutions. The initiative consolidated three old Visa platforms into one and enhanced TD’s ability to provide expanded card offerings and features to our customers. In October, TD’s new registered investment funds and registered education savings plan system was rolled out, which is more efficient for our branch staff. And finally, our in branch customer authentication process was implemented across all branches in 2006. Most transactions are paperless, which makes us much more efficient.
Slide 14
Page 14 shows that our personal deposit share was up 17 basis points quarter-over-quarter and 19 basis points year-over-year. This sequential improvement was driven equally between term with its eighth consecutive month of market share gains and non-term deposits with active checking account growth benefiting from the summer 2006 everyday banking campaign. Our personal loan share remains stable. Small business lending share was up 80 basis points versus last year. We now rank number two in share.
Slide 15
Let’s turn to Canadian Wealth Management on page 15, which excludes TD Ameritrade and TD Waterhouse USA. This business generated net income of 95 million, up 12% from last year, another good quarter.
Slide 16
Total revenues of 504 million were up 8% from last year. Increases were broad based as discount brokerage, the advice channels, and our asset management businesses all posted higher results. Mutual fund revenues increased due to 13% growth in average assets under management and an improvement in gross margin. We remain a strong number four in the mutual fund industry, having moved up from number six during 2006. Advice channel revenue grew due to strong asset growth.
Discount brokerage revenue was up modestly from last year. We launched our new active trader platform in 2006, a significantly upgraded offering with new pricing. This resulted in new clients, new assets, and higher volumes, which more than offset lower commissions per trade. Our position as the market leader and low cost producer bodes well for our continuing success. Expenses of 357 million increased 5% from last year driven mainly by our investments to support future growth.
Slide 17
Investing for the future. Canadian Wealth Management. To begin we put in place a new mutual fund order entry system across the TDCT branch network. This cuts the order entry time to a fraction of what it was previously. So our staff and the branches have more time to deliver a great customer experience. We continue to focus on building the Waterhouse brand by investing in lifestyle ads focused on our comprehensive, multigenerational capabilities. We’ve also increased our number of client-facing advisors in 2006 by 145, including 74 financial planners and 71 investment advisors. This helped drive bottom line growth of almost 50% this year in our advice channel. In fact, we have the fastest growing advice based organization in Canada after three years of accelerated investments. In addition, we put in place a new active trader platform in discount brokerage which provides enhanced trading services to frequent traders.
Slide 18
On page 18, we provide a break down of the TD mutual fund business as a percentage of both the banks and the larger industry group. Market share from mutual fund continues to improve with a 12 basis point increase in long term fund bank share this quarter. For the full-year 2006, TD asset management finished second in the industry with 3.7 billion in long-term fund net sales.
Slide 20
Page 20 shows our U.S. retail business- both numbers in October following the release of their respective results. We included a trend line for net income translated into U.S. dollars to give you an indication of the effect of foreign exchange on our results. In U.S. dollars, our earnings were up slightly from last year.
Slide 21
Page 21, our U.S., personal, and commercial banking net income was 63 million compared to 69 million last year and 68 million last quarter. The decline from last year is due primarily to lower foreign exchange rates. In U.S. dollar terms net income was down modestly as the increase in contribution from Hudson was largely offset by lower earnings in the legacy TD Banknorth business.
Slide 22
Page 22 shows you some operating highlights from TD Banknorth’s latest quarter. In October TD Banknorth reported adjusted earnings for their third quarter of U.S. 117 million up from 110 last year. A number of the underlying metrics remain steady, including credit quality. The Hudson acquisition continues to show signs of success with improvements in key metrics, although this new geographic footprint is facing the same challenging economic environment as other parts of the business.
Slide 23
TD Ameritrade reported fourth quarter earnings of U.S. 128 million. TD’s investment in TD Ameritrade generated 53 million in net income for the quarter, down slightly from last quarter as the benefit of higher ownership was offset by lower earnings at Ameritrade. Contribution from TD Waterhouse in the fourth quarter of last year was 51 million, which was 47% of the full-year results of 108 million, not the regular run rate. By November 30, Lillooet had acquired 27 million shares of TD Ameritrade. For accounting purposes, our percent share of TD Ameritrade earnings will rise to 44.4% by Q2.
Slide 24 & 25
Let’s now turn our focus to our Wholesale business on page 25. Wholesale generated net income of 146 million, up 27% from last year. A good end of the year for this business in a traditionally weak quarter.
Slide 26
Details on page 26. Wholesale revenues of 493 million were up 3% from adjusted revenues of 478 million a year ago due to higher securities gains. Domestic revenue was down slightly due to lower trading results and fixed income and lower underwriting revenues, partially offset by higher syndication and advisory revenues. We continue to hold unrealized gains of 774 million in our securities portfolio, up from 707 last quarter. The surplus has improved since the income trust changes announced after this valuation. Provision for credit losses of 13 million is in line with last year. This provision reflects the cost of credit protection on the core lending portfolio. Expenses of 293 million were down 10% from last year, due mainly to a decline in costs associated with exited businesses, lower variable compensation, and lower payroll taxes. As Ed noted, we continue to make great progress toward our goal of being a top three dealer in Canada.
So with that, I’ll wrap up my remarks. Let me echo Ed’s comments. 2006 was a great year. Our results were excellent, our shareholders were rewarded, and we’ve continued to invest for the future. We are very well-positioned for a strong 2007. And with that, I’ll open it up for questions.
QUESTION AND ANSWER

Michael Goldberg, Desjardins Securities — Analyst

[Inaudible question — microphone inaccessible]

Ed Clark — Toronto Dominion Bank — CEO
—we should pursue those. And the reality is that in the trading businesses that often changes from time to time. You have to — because the markets adjust, they take out opportunities, and you have to keep on finding new ones. There isn’t, I don’t think you can set in this business, I want X dollars or X percentage because it really depends on what the market will give you at the time. Bob, you want to comment on this?

Bob Dorrance — Toronto Dominion Bank — Chairman, CEO, TD Securities
No, I think that pretty well summarizes. We’re looking for strategic ways in markets where we like to take the risk that Ed’s just described and look at the returns that we can make in those markets. And it does evolve and you have to continue to look for ways to make money in either other markets or cross market spaces. And we had a — it’s not the type of revenue, I think that you can divide by four and every quarter think that that’s what it’s going to be. There’s going to be a volatility in the trading revenue line. Certainly in this quarter, which as Colleen pointed out is a seasonally weak quarter, but it wasn’t a great trading quarter either. I would tend to look at the year and the last three years we’ve made between 1 billion and 1.1 billion in the trading revenue line. I’m still comfortable with that as a run rate as to sort of the mix of businesses that we have right now. Being on an annual run rate in the 1 billion to 1.1 billion area. Looking for ways to sustain that and grow that.

Michael Goldberg, Desjardins Securities — Analyst
So how do you budget for trading revenue?

Bob Dorrance — Toronto Dominion Bank — Chairman, CEO, TD Securities
We have a plan. And the plan is if I’m comfortable with the $1 billion of trading revenue that we’ve been making, that’s the number that we have incorporated in the plan. And we drive it into the businesses. But planning in our business as you know is very difficult. But you have to start and set a point and work towards that. And I think more importantly work towards having strategies and operating plans to actually get that money.

Michael Goldberg, Desjardins Securities — Analyst
Okay. Maybe I could just turn to the other question that I had. This quarter there was some deterioration in your Canadian commercial, retail commercial credit quality with gross formations in that area up about 50, $60 million from the run rate that they’d been at for the about the past seven or eight quarters. And I’m just wondering, would you characterize that increase as TD being different or TD being early?

Ed Clark — Toronto Dominion Bank — CEO
Jim, do you want to take that?

Tim Hockey — Toronto Dominion Bank — Co-Chairman, TD Canada Trust
I think 47 of that we — of that increase was due to the provisioning change or practice that Colleen mentioned for our ODP and Visa.

Michael Goldberg, Desjardins Securities — Analyst
No, because I’m talking about the — the impaired loans formations not the provision.

Tim Hockey — Toronto Dominion Bank — Co-Chairman, TD Canada Trust
Right. There is an impact on—.

Colleen Johnston — Toronto Dominion Bank — CFO
Yes, the new methodology, Michael, meant that we did set up the gross impaired, previously we would just write these things off at 180 days. Now that was actually 47 million of the increase in the gross impaired’s in the quarter in retail.

Michael Goldberg, Desjardins Securities — Analyst
Okay. So there isn’t really a change from the steady state trend?

Colleen Johnston — Toronto Dominion Bank — CFO
That’s right. They really look pretty stable. And you can see that on a net basis when you look at the net impairs.

Michael Goldberg, Desjardins Securities — Analyst
Thank you.

Ian DeVerteuil, BMO Nesbitt Burns — Analyst
For a bank that has fashioned itself on being really low risk on credit it’s always a bit of a sticker shock to see 170 million on the provision line at the level you run at. Can you explain the — why, I guess what’s changed? Why is it beneficial under Basel II? And how does that make the TD Bank either more or less conservative relative to where it used to be?

Colleen Johnston — Toronto Dominion Bank — CFO
Well, there were a number of reasons for making the change, Ian. First one was the Basel II, but we actually get some capital release if we recognize these loans in default at 90 days versus 180. But the regulator requires, though that you’re provisioning at the 90 days. They’re not going to let you arbitrage that for capital purposes, so it made sense for us to move in that direction. It aligns us with the practice of a couple of our peers. And my view would be that with a growing book of business it is prudent, in fact to set up those provisions sooner rather than later. So we think it’s a positive move, but it did have a doubling up effect in the quarter.

Ian DeVerteuil, BMO Nesbitt Burns — Analyst
So one extra month or is it?

Colleen Johnston — Toronto Dominion Bank — CFO
An extra quarter.

Ian DeVerteuil, BMO Nesbitt Burns — Analyst
An extra quarter. So you’d normally have one-third in any quarter, you’d have 28 million of normal PCL’s on credit?

Colleen Johnston — Toronto Dominion Bank — CFO
Yes, those are the exact numbers, but normally — this quarter we have the normal write-offs at 180 days, plus we’ve set up a provision at 90. And that results in effect a doubling up in the quarter.

Ian DeVerteuil, BMO Nesbitt Burns — Analyst
So it’s just by setting up the provision and you’ll get better capital treatment?

Colleen Johnston — Toronto Dominion Bank — CFO
Correct.

Ian DeVerteuil, BMO Nesbitt Burns — Analyst
The second thing is the up-tick in the loan loss provision on the commercial side. And Bernie, I know it’s been so incredibly good for so long it’s hard to believe that it continues. Maybe we’ve been lulled into a great state here, but is — I mean $18 million on a commercial book looks like around 40 basis points of losses in your commercial book on an annualized basis? Is that normal that you’d say now? Is this a normal level as opposed to what we’ve seen for the last year or two?

Bernie Dorval — Toronto Dominion Bank — Co-Chairman, TD Canada Trust
The — yes, I think 18 represents sort of a fair gross number. If you look at the impaired loans as such on the supplemental for the year, we’re not, we don’t have like a new formation at our — new formations are down year-over-year. For the whole year, it varies by quarter. As you know it’s not — there’s a little bit of lumpiness in these things. The only difference this quarter is we just didn’t have as much reverse and recoveries than we have had for the last two or three years. It’s essentially in sort of recoveries that the difference lies this quarter. You would expect to have in your normal course of business reversal and recoveries to some extent. So when you look at the 18 million it does represent a good estimate of what the run rate would be absent a significant reverse and recoveries at this point in the cycle. So like a midpoint in the cycle.
It would, it could be higher if the economic circumstances deteriorate. It could be slightly better if the economic cycle really isn’t in the best part of the cycle. And then from that you have to subtract from time to time how much recoveries we’re doing. And obviously in the past three years we’ve done a lot of reverse on recoveries, but that 18 million is a fair representation of sort of a gross run rate, so to speak. So the formations as you can see are quite stable. If anything they are down, so.

Ed Clark — Toronto Dominion Bank — CEO
And we’ll go to the phones.

Operator
Your first question comes from Brad Smith from Blackmont Capital. Please go ahead with your question.

Brad Smith — Blackmont Capital — Analyst

I’m sorry. My question has been asked and answered.

Operator
Your next question comes from Jim Bantis from Credit Suisse Securities. Please go ahead.

Jim Bantis — Credit Suisse Securities — Analyst
Hi, good afternoon. Just a couple of questions. I think, Colleen you mentioned on slide 5 that the NIM was going to tread lower to 300 basis points, 3%. I’m trying to reconcile that with a growing credit card portfolio and the continued growth in deposit market share.

Tim Hockey — Toronto Dominion Bank — Co-Chairman, TD Canada Trust
Jim, it’s Tim, I’ll take that. Even though our credit card share is growing and the portfolio is growing at twice the market rate around 23, 24%. It is still, there is still a mix shift going on that our overall assets at a lower margin are growing at about 10% overall and deposits are growing around 6. There’s that effect, plus the absolute level of rates are having an effect as we project them going out the next three quarters.

Jim Bantis — Credit Suisse Securities — Analyst
Got it. Thank you. And I just wanted to follow-up on the credit card growth, Tim. Pretty substantial growth in terms of balances. Obviously over the last couple of quarters and year-over-year. Maybe you could highlight how much of that growth is coming from existing TD customers versus new clients outside the bank.

Tim Hockey — Toronto Dominion Bank — Co-Chairman, TD Canada Trust
Don’t have the exact percentages. We’re very happy with our penetration of our existing customer base. One of the things we measure is the percentage of our customers that have our credit card and that number has been nicely ticking up. The reason why we like that is because the vehicles that we use to be able to cross sell our existing customer base at the point of sale are obviously much lower cost of acquisition than doing mail drops or intercepts or other methods. So our absolute level of penetration and growth rate in credit cards has largely been driven by our in branch acquisition.

Jim Bantis — Credit Suisse Securities — Analyst
Great. Thanks very much. I’ll re-queue.

Operator
Your next question comes from Mario Mendonca from Genuity Capital Markets, please go ahead.

Mario Mendonca — Genuity Capital Markets — Analyst
Good afternoon. One sort of just small question, I’m trying to understand here. A $25 million net pickup in securitizations in the quarter. I’m just trying to understand how the bank achieved that.

Colleen Johnston — Toronto Dominion Bank — CFO
Yes, hi, Mario. We had a particularly large securitization. A $3 billion HELOC, home equity line of credit securitization. And we had a large upfront gain on that. And that was a key driver of the swing versus last quarter.

Mario Mendonca — Genuity Capital Markets — Analyst
And the gain was a result of lower interest rates presumably?

Colleen Johnston — Toronto Dominion Bank — CFO
No. Just because we securitized such a large — a large balance.

Mario Mendonca — Genuity Capital Markets — Analyst
So just on the size of the balance then?

Colleen Johnston — Toronto Dominion Bank — CFO
Right.

Mario Mendonca — Genuity Capital Markets — Analyst
The — how is it that with greater securitization activity, the foregone net interest income would actually decline in the quarter sequentially?

Colleen Johnston — Toronto Dominion Bank — CFO
Because we had a Visa securitization, which matured at the end of Q3. So you’re seeing that effect as it comes off.

Mario Mendonca — Genuity Capital Markets — Analyst
That makes sense to me. Trading. I would have figured that Q3 ‘06, the commentary on exiting the global structure products business, was that essentially it was done. I sort of got a similar — we heard something similar this quarter that it was done at the end of Q4 ‘06. What I’m getting at here is, were there any exit losses? And Michael may have asked this question right off the bat, but we couldn’t hear you on the lines. Were there any exit losses in the trading number this quarter?

Ed Clark — Toronto Dominion Bank — CEO
No, there were not. Yes, I think what we said at the end of the last quarter was that by and large we were substantially complete in terms of market risk. And that’s — that is now complete. So the — there were no impact from the discontinued product—.

Mario Mendonca — Genuity Capital Markets — Analyst
In the quarter.

Ed Clark — Toronto Dominion Bank — CEO
—businesses in the quarter, other than the costs are still there with respect to exiting just people.

Mario Mendonca — Genuity Capital Markets — Analyst
So severance costs—?

Ed Clark — Toronto Dominion Bank — CEO
Severance costs and the cost of actually having people continue to work and no banking portfolio et cetera and then the severance costs associated with them, as well.

Mario Mendonca — Genuity Capital Markets — Analyst
Can we assume that that was relatively small?

Ed Clark — Toronto Dominion Bank — CEO
Well, it’s, the actual exit of the people took place in the quarter. The people that were, the front office people that were exiting the portfolio, that happened in the quarter.

Mario Mendonca — Genuity Capital Markets — Analyst
But did that have — what I’m trying to get at is, trading just seemed—.

Ed Clark — Toronto Dominion Bank — CEO
That didn’t impact the trading. Okay.

Mario Mendonca — Genuity Capital Markets — Analyst
No. Trading just seemed especially weak this quarter.

Ed Clark — Toronto Dominion Bank — CEO
Yes, it was especially weak. I think as I was saying earlier. Seasonally we tend to have a poor or weak fourth quarter. But I think fair to say that we had some weak trading results as well in some businesses. Primarily in the rates and currency areas where there was, we tend to make more money when there’s good volatility. And there’s just — and credit as well. It’s been remarkably low volatility in those three areas in the fourth quarter. And I — from a positioning perspective, we weren’t as strong as we might have been either. So it was a weak quarter. I put into context.
I guess the statement that I was making earlier in response to Michael was for the year our trading revenue was in and around I think 1.34 billion. And that’s, I think a number that — with respect for our plan for the year, that’s the type of plan that we would have hoped to make and we did make. But it’s lumpy.

Mario Mendonca — Genuity Capital Markets — Analyst
Okay. One small thing. In the press release you refer to higher equity compensation costs in Banknorth. Can you add any color to that at all?

Colleen Johnston — Toronto Dominion Bank — CFO
Higher equity?

Mario Mendonca — Genuity Capital Markets — Analyst
It says higher equity compensation costs in Banknorth. Just having trouble understanding.

Colleen Johnston — Toronto Dominion Bank — CFO

I think what we were referring to there, to performance related comp.

Mario Mendonca — Genuity Capital Markets — Analyst
Performance related comp in Banknorth was higher?

Colleen Johnston — Toronto Dominion Bank — CFO
Yes.

Mario Mendonca — Genuity Capital Markets — Analyst
Thanks very much.

Ed Clark — Toronto Dominion Bank — CEO
Why don’t we come back to on that point. I’m not sure we’re answering that crisply.

Operator
Your next question is a follow-up question from Jim Bantis from Credit Suisse Securities. Please go ahead.

Jim Bantis — Credit Suisse Securities — Analyst
Hi. Back on and I was looking at the full-year results on the wholesale banking side. Exceeding the target range in terms of growth, our net income 525 to 625. And arguably you had some tough times on the secured products portfolio. And as Bob, you were just explaining it was a tough trading quarter. It looks like the bar may be set too low now at 525, 625. And I just wanted to get a perspective, particularly since Ed’s comments early on that you were both very happy with the positioning in terms of the wholesale bank, in terms of market share and people on where could this number or this range should be going in 2007.

Ed Clark — Toronto Dominion Bank — CEO
You don’t mind helping me out here when we’re doing the planned targets for my management team, will you Jim?

Jim Bantis — Credit Suisse Securities — Analyst
Just let me know when it is, Ed.

Bob Dorrance — Toronto Dominion Bank — Chairman, CEO, TD Securities
Thanks, Jim. I thought you were going to take that one, sorry. The we had a very strong year in overall results. And it was particularly helped by securities gains. So we are again forecasting securities gains much like forecasting trading revenue, it’s difficult. But our forecast for ‘07 is to have less security gains. I think in the dealer we will benefit from not having the cost of exiting the discontinued businesses. But we’re also anticipating that we’ve had strong markets for the last three years and I don’t think that it’s — that they will necessarily continue as strong as they have been. So we’re being a little bit more conservative on some of the other businesses. But the — I think as Ed mentioned, we do expect that we’d be in the upper end of that range from what we see at this point in time.

Operator
Your next question comes from Brad Smith. Please go ahead.

Brad Smith — Blackmont Capital — Analyst
Thank you. Just a quick follow-up to something was mentioned a minute ago. The equity of compensation at Banknorth, did that have anything to do with the changes in the employment agreements that happened when you were invited to bid for the minority interest? I recall there were some rates being waived by senior members of the Banknorth executive.

Colleen Johnston — Toronto Dominion Bank — CFO
No, Brad, I can assure you that was not the driver. But as Ed said, we will get back with a crisper answer in terms of the underlying reason.

Brad Smith — Blackmont Capital — Analyst
Okay. Thank you.

Ed Clark — Toronto Dominion Bank — CEO
We go back to the floor, Ian.

Ian DeVerteuil, BMO Nesbitt Burns — Analyst
Tim, it’s Christmas time and one of the things is, every time I give my kids something they expect that and more next year. And you gave us a great third quarter and this quarter almost seemed like a let down. It’s hard to believe that, but it does. When I look at things like sort of sequential growth in revenues. When I look at other income quarter-over-quarter, I know it is a lot of things that impact that. It seems to be a little bit lower. So can you talk to that? Is there something that really kicked in Q3 on the fee side that wasn’t there in Q4?

Tim Hockey — Toronto Dominion Bank — Co-Chairman, TD Canada Trust
We decided to divide and conquer this question. Bernie takes revenues and I take expense. Over to Bernie.

Bernie Dorval — Toronto Dominion Bank — Co-Chairman, TD Canada Trust
Ian, if you look at the components of the revenue growth for the fourth quarter, component is the other income, which went down. And if you look at the other income supplemental you’ll see that it’s coming from insurance, actually, insurance revenue was down by exactly the same amount, that’s about 16 million, I believe in the quarter. And as I mentioned in this meeting, actually a quarter ago, in the third quarter we had a bump, an artificial bump in insurance revenue due to insurance industry, insurance pool, revenue that sort of came lumpy, they adjusted the market share and since we’re getting market share, we kind of got a bump because of that. And so it’s about half of the difference, the other half of the difference is that traditional seasonality in the insurance revenue in our type of insurance, which is dominated by property and casualty.
And so if you adjust for that, the insurance revenue will always show some fluctuation depends whether you have catastrophes, when catastrophes happen, which quarter, et cetera. So if you look at that, our sequential revenue growth is about like at 2% for the quarter, which is a little bit light. But is in line with sort of where we think that the trend is a little bit downwards from that standpoint in terms of revenue growth for next year. So I think it’s not as bad as it looks because of that. It’s just when a significant portion of the explanation is related to insurance.

Ian DeVerteuil, BMO Nesbitt Burns — Analyst
The second variable was the expenses rising quite a bit. And it’s impressive to see the ongoing stream of new branch openings. It was, I don’t remember what day it was, but there was a day sometime this quarter, it was amazing. Every three minutes there was a branch opening. I guess how do you think about that in terms of expenses? How much of that is in the 1.068 billion of quarterly run rate? Does that kick a bit here? Does it come before the revenues come? How do you think about that?

Tim Hockey — Toronto Dominion Bank — Co-Chairman, TD Canada Trust
Yes. The new branch opening certainly had an up-tick in the fourth quarter. So as Colleen said we did 24 of the 31 in the fourth quarter. In fact, 19 of those were in October. And so there’s no question that that had an impact on our expenses. But I would say that as we said about the investing in the future, it is actually, I don’t think in my career we’ve ever had the number of big initiatives culminating in one particular quarter. We’ve listed some of them. We also announced a closure of an operating unit that add an up-tick in our severance spend inside that number.
So we’re quite comfortable that obviously we’re operating inside our 3-point paradigm between revenue and expense growth rate but we also think that we’ve pretty much reached a high water mark in expense growth rate because of both of those initiatives and because we expect our revenue growth rate to start to trend down going into 2007. So we’re actually thrilled with getting this series of initiatives in place because they all either add to the customer experience or our efficiency going forward or things like the new branches absolute growth in customers and volumes. Sets us up well for next year we think.

Ian Deverteuil, BMO Nesbitt Burns — Analyst
But if they only open in October, don’t you have them for the whole month as opposed to — for the whole quarter as opposed for having them for part of the quarter? So some of the expenses naturally rise?

Tim Hockey — Toronto Dominion Bank — Co-Chairman, TD Canada Trust
Yes, and the branches that we’re — they’re being built and they’re being staffed before they actually open their doors. But you’re right there’s a built-in for new branches going on — or ongoing expense that will be into 2007, as well. There’s absolutely an impact.

Ian Deverteuil, BMO Nesbitt Burns — Analyst
So what I’m trying to get at is the 1.068 billion does it go up just because the branch is operational or are most of the costs in there already?

Tim Hockey — Toronto Dominion Bank — Co-Chairman, TD Canada Trust
You shouldn’t — the branches are a big headline in terms of an add to that expense growth, but it isn’t actually going to be that much of that 10% growth and it’ll curtail going into next year.

Ed Clark — Toronto Dominion Bank — CEO
Michael?

Michael Goldberg, Desjardins Securities — Analyst

One number I find particularly impressive is the 10% growth in your personal demand and notice during the quarter. Can you give us some color as to how you did that? Nobody else is getting anywhere near that level of growth.

Tim Hockey — Toronto Dominion Bank — Co-Chairman, TD Canada Trust
Trying to think of the 10%. Is it from the all bank category?

Michael Goldberg, Desjardins Securities — Analyst
Yes.

Colleen Johnston — Toronto Dominion Bank — CFO
Are you on a supplemental?

Michael Goldberg, Desjardins Securities — Analyst
Yes. It’s going from about 72 to almost $80 billion.

Colleen Johnston — Toronto Dominion Bank — CFO
Yes, that is — about 7 billion of the increase relates to TD Ameritrade. And in fact, the money market accounts, the sweep accounts that are now being managed by our TD Waterhouse, USA Bank.

Michael Goldberg, Desjardins Securities — Analyst
Okay. So that’s really a change in — just in the way the funds are being classified? Or did they actually come into your system during the quarter?

Colleen Johnston — Toronto Dominion Bank — CFO
Correct. Yes, the latter. The latter. That’s well outlined in their 10-K as well as in our annual report.

Michael Goldberg, Desjardins Securities — Analyst
Okay. And one other — I’ll come back.

Ian Deverteuil, BMO Nesbitt Burns — Analyst
Ed, what do you think of 50% payout ratios for banks?

Ian Deverteuil, BMO Nesbitt Burns — Analyst
It’s interesting to me because we’ve had obviously some banks moving up payout ratios. You haven’t said anything here.

Ed Clark — Toronto Dominion Bank — CEO
Well, I would say next quarter is probably the quarter that we normally have that discussion. I think what — I think for the moment we’re not unhappy with our payout ratio. What I’ve said all along is I actually think we have the right payout ratio for a firm that wants to grow aggressively that we are seeing significant asset growth going along. I think that’s a good thing, not a bad thing. And so I think it is the appropriate payout ratio. I think we have to be committed to making sure that our dividends do grow in line with our faster earnings per share growth in order to deliver what I’m promising that if we have faster earnings per share growth we’ll have faster dividend growth and so ultimately we’ll have better dividend growth than people who opt for a slower growth path. We’re quite sensitive to that.
But I’ve always said I’m not an analog on these things and if the whole industry goes in the one direction, even if I think it’s not the smartest thing in the long run for the industry. I have to take that into account and try to find my spot in there. But I think for the moment I’m pretty comfortable in saying why don’t we just grow our earnings faster than other people and grow our dividends faster people, that rather than jacking up the payout ratio. Michael?

Michael Goldberg, Desjardins Securities — Analyst
Okay, I remember now. A question for Bob. Can you give us some color on your comment to expect lower investment gains in 2007? I mean you started 2006 with just under $700 million of unrealized equity gains. You ended 2006 with about 700 million of unrealized equity gains. And then as Ed said after the Halloween announcement of the income trust it went even higher. So why should we expect less investment gains this year?

Ed Clark — Toronto Dominion Bank — CEO
A good part of the investment gains in the year just ended, came out of our merchant banking activities. And those are, those are exits that aren’t determined by us. They’re determined by the companies that we’re invested in the markets and other people’s interest in those companies. So it’s not something that — we have a, a fairly large investment in the merchant banking area. We have some good gains. We expect that those gains will be recognized over time but we just can’t forecast them. So I think what we try to do is say on average this might happen over the next 12 months and there I think it’s, I think very wise to be on the conservative side of what might happen there. You just don’t know. The other gains can come out of our more liquid types of assets. We try to balance that off and ensure that we’re reinvesting in those businesses and in terms of finding investments as well.

Michael Goldberg — Desjardins Securities — Analyst
And if I could just ask one more. On the 7 billion of deposits that came from Ameritrade. How much do you actually make on those deposits?

Colleen Johnston — Toronto Dominion Bank — CFO
It’s a very small amount. It’s included in our corporate segment.

Michael Goldberg — Desjardins Securities — Analyst
What?

Colleen Johnston — Toronto Dominion Bank — CFO
It’s a very small amount and it’s included in our corporate segment.

Ed Clark — Toronto Dominion Bank — CEO
So if there aren’t any questions, no questions on the phone, I think. Then thank you very much. And I hope you have a good holiday season.

Bernie Dorval — Toronto Dominion Bank — Co-Chairman, TD Canada Trust

Everyone’s tired, I think. Friday afternoon. How about doing it next time on Saturday?

Operator
Ladies and gentlemen, this concludes the conference call for today, thank you for participating, you may now disconnect your lines.